NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE ISSUER AT THE ADDRESS PROVIDED IN THE SUBSCRIPTION AGREEMENT.

FORM OF SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

USD $10,000,000.00	Issuance Date: [_], 2026

FOR VALUE RECEIVED, Greenidge Generation Holdings Inc., a Delaware corporation (the “Issuer”), hereby promises to pay to MIG REF II INFR, LLC, a Delaware limited liability company, or its permitted assigns (the “Holder”), Ten Million Dollars ($10,000,000.00) (the “Principal Amount”), as such amount may be (i) increased pursuant to the payment of PIK Interest (as defined below), or (ii) reduced pursuant to any conversion or redemption effected in accordance with the terms hereof or pursuant to any repurchase effected in accordance with the terms hereof (the balance of such amount from time to time being the “Accreted Principal Amount”), when due, whether upon the Maturity Date (as defined below), redemption (including upon a Special Mandatory Redemption (as defined below)), acceleration, repurchase or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Promissory Note (including all Senior Secured Convertible Promissory Notes issued in exchange, transfer or replacement hereof) (the “Note”), is issued pursuant to the Subscription Agreement, dated as of July 19, 2026 (the “Subscription Agreement”), between the Issuer and MIG REF II INFR, LLC, on the Issuance Date set forth above. Certain capitalized terms used herein are defined in Section 26 below.

1.	PAYMENTS OF PRINCIPAL. The Accreted Principal Amount, together with any accrued and unpaid Interest, shall be due and payable on the Maturity Date or upon any earlier redemption (including upon a Special Mandatory Redemption), acceleration or repurchase in accordance with the terms hereof. The “Maturity Date” shall be [_], 2029[1].

2.	INTEREST.

(a)	Interest Rate; Interest Payment Due Date. During the term of this Note, Interest shall accrue on the Accreted Principal Amount of this Note at an annual interest rate of ten percent (10.0%) (the “Interest Rate”), commencing on the Issuance Date. Interest shall be payable monthly in arrears (each, an “Interest Payment Due Date”) and when the Accreted Principal Amount of this Note becomes due and payable, whether upon the Maturity Date, conversion, redemption (including upon a Special Mandatory Redemption), acceleration, repurchase or otherwise, in each case in accordance with the terms of this Note.

_______________________

[1]	To be the third anniversary of the Issuance Date.

(b)	PIK Interest. Interest shall be payable by increasing the Accreted Principal Amount of this Note by the amount of such Interest (with such increased amount thereafter accruing Interest as well, on a compounding basis) on each Interest Payment Due Date (“PIK Interest”). For the avoidance of doubt, immediately prior to (i) any conversion of this Note pursuant to Section 3 or Section 5, (ii) (ii) any repurchase of this Note pursuant to Section 6, (iii) any redemption or prepayment of this Note pursuant to Section 7, (iv) a Special Mandatory Redemption of this Note pursuant to Section 8, or (iv) any acceleration of this Note pursuant to Section 11, all accrued and unpaid Interest to, but not including, the applicable date of conversion, redemption, prepayment, repurchase, or acceleration, as applicable, shall be deemed added to the Accreted Principal Amount of this Note as PIK Interest.

(c)	Interest Computation. All Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(d)	Default Rate. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to fifteen percent (15.0%) per annum (the “Default Rate”). In the event that such Event of Default is subsequently cured or waived, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure or waiver; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure or waiver of such Event of Default.

3.	CONVERSION BY THE HOLDER.

(a)	Conversion Right. The Holder, in its sole discretion, shall have the right to convert all or any portion of the Accreted Principal Amount plus accrued and unpaid Interest to, but not including, the date of conversion into shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at any time after the later of (i) the Issuance Date and (ii) the date on which the Regulatory Approvals (as defined in the Subscription Agreement) are obtained (before, on, or after the Maturity Date), in each case, at the then applicable Conversion Price (the “Conversion Right”).

(b)	Mechanics of Conversion.

(i)	In order to exercise its rights pursuant to the Conversion Right, the Holder shall deliver (whether via facsimile, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a written notice of conversion (the “Conversion Notice”) to the Issuer stating that the Holder elects to convert all or part of the Accreted Principal Amount represented by this Note. Such Conversion Notice shall state (A) the portion of the Accreted Principal Amount which the Holder seeks to convert (which, for the avoidance of doubt, shall be increased by any accrued and unpaid Interest to, but not including, the Conversion Date in accordance with Section 2(b)), (B) the Conversion Date and (C) the number of Conversion Shares issuable upon such conversion (determined by dividing (x) such increased Accreted Principal Amount by (y) the Conversion Price). The date contained in the Conversion Notice (which date shall be no earlier than the Trading Day immediately following the date of the Conversion Notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Holder shall be deemed for all corporate purposes to have become the holder of record of the underlying shares of Class A Common Stock (the “Conversion Shares”) as of such date.

(ii)	No later than two (2) Trading Days following the Conversion Date (such date, the “Conversion Share Delivery Date”), the Issuer shall (and shall cause its transfer agent to) promptly issue and deliver to the Holder evidence of book-entry transfer of the number of shares of Class A Common Stock to which the Holder is entitled pursuant to such conversion. In the case where only part of the Accreted Principal Amount represented by this Note is converted, the Holder shall surrender this Note to the Issuer and the Issuer shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by the Holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the Accreted Principal Amount of the Note so surrendered. If the Issuer fails to (and fails to cause its transfer agent to) issue and deliver to the Holder the Conversion Shares subject to a Conversion Notice by the Conversion Share Delivery Date (except to the extent caused by a material defect in the Holder’s Conversion Notice or the Holder’s material failure to comply with an obligation required for conversion of this Note that actually prevents delivery), then the Issuer shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Conversion Shares subject to such conversion (based on the VWAP of the Class A Common Stock on the date of the applicable Conversion Notice), $10 per Trading Day (increasing to $20 per Trading Day on the third (3rd) Trading Day after the Conversion Share Delivery Date) for each Trading Day after such Conversion Share Delivery Date until such Conversion Shares are delivered or the Holder rescinds such conversion. If the Issuer fails to (and fails to cause its transfer agent to) issue and deliver to the Holder the Conversion Shares pursuant to this Section 3(b)(ii) by the Conversion Share Delivery Date, then the Holder will have the right to rescind such conversion.

(iii)	In addition to any other rights available to the Holder, if the Issuer fails to (and fails to cause its transfer agent to) issue and deliver to the Holder the Conversion Shares in accordance with the provisions of Section 3(b)(ii) above pursuant to a conversion on or before the Conversion Share Delivery Date (other than as a result of (x) a material defect in the Holder's Conversion Notice or (y) a material failure by the Holder to comply with any an obligation required of the Holder under this Note in connection with such conversion that actually prevents the Issuer from delivering such Conversion Shares; provided that the Issuer shall promptly notify the Holder of any alleged defect or failure and, if such defect or failure is cured by the Holder within one (1) Trading Day after receipt of such notice, the original Conversion Date shall remain effective), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Class A Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Issuer shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Class A Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Conversion Shares that the Issuer was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Note and equivalent number of Conversion Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Class A Common Stock that would have been issued had the Issuer timely complied with its delivery obligations hereunder. For example, if the Holder purchases Class A Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Issuer shall be required to pay the Holder $1,000. The Holder shall provide the Issuer written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Issuer, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer’s failure to timely deliver shares of Class A Common Stock upon conversion of this Note as required pursuant to the terms hereof.

(iv)	No fractional shares of Class A Common Stock shall be issued upon any conversion of the Note pursuant to this Section 3. In lieu of fractional shares, the Issuer shall pay cash equal to such fraction multiplied by the Closing Price of the Class A Common Stock on the Conversion Date.

4.	Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the Conversion Right granted under Section 3, the Conversion Price and the number of Conversion Shares issuable on conversion of the Note shall be subject to adjustment, without duplication, from time to time as provided in this Section 4.

(a)	Adjustment for Stock Splits and Combinations. In case the outstanding shares of Class A Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Class A Common Stock, or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Class A Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.

(b)	Adjustment for Certain Dividends and Distributions. In the event the Issuer at any time or from time to time after the Issuance Date shall make or issue a dividend or other distribution payable in (x) additional shares of Class A Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Class A Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Class A Common Stock issuable in payment of such dividend or distribution, or (y) cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution minus the amount in cash per share of Class A Common Stock that the Issuer dividends or distributes, and the denominator of which shall be the Closing Price on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution; provided, however, that if the cash amount distributed per share equals or exceeds the Closing Price on the Trading Day immediately preceding such ex-dividend date, in lieu of the foregoing adjustment, the Holder shall receive, at the same time and on the same terms as holders of Class A Common Stock, the cash amount that the Holder would have received if the Holder owned a number of shares of Class A Common Stock equal to the quotient of the Accreted Principal Amount divided by the Conversion Price on the record date for such dividend or distribution.

(c)	Distributions of Equity Securities, Indebtedness, other Securities, Assets or Property. If the Issuer distributes shares of its Equity Securities, evidences of its Indebtedness, other assets or property of the Issuer or rights, options or warrants to acquire its Equity Securities or other securities to all or substantially all holders of Class A Common Stock, excluding:

(i)	dividends or distributions as to which adjustment is required to be effected pursuant to Section 4(b) or Section 4(e) of this Section 4; and

(ii)	rights issued to all holders of the Class A Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Class A Common Stock and the plan provides that the Holder of the Note will receive such rights along with any Class A Common Stock received upon conversion of the Note;

then the Conversion Price shall be decreased based on the following formula:

where,

CP1 = the Conversion Price in effect immediately after the open of business on the ex-dividend date for such distribution;

CP0 = the Conversion Price in effect immediately prior to the open of business on the ex-dividend date for such distribution;

SP0 = the average of the Closing Prices over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by the Issuer’s Board of Directors (the “Board”) in good faith) of the shares of Equity Securities, evidences of Indebtedness, securities, assets or property distributed with respect to each outstanding share of the Class A Common Stock immediately prior to the open of business on the ex-dividend date for such distribution.

Any decrease made under the portion of this clause (c) above shall become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, the Holder of the Note may elect to receive at the same time and upon the same terms as holders of shares of Class A Common Stock without having to convert its Note, the amount and kind of the Equity Securities, evidences of the Issuer’s Indebtedness, other assets or property of the Issuer or rights, options or warrants to acquire its Equity Securities or other securities of the Issuer that such holder would have received as if such holder owned a number of shares of Class A Common Stock into which the Note were convertible at the Conversion Price in effect on the ex-dividend date for the distribution. If the Board determines the “FMV” (as defined above) of any distribution for purposes of this clause (c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Closing Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-dividend date for such distribution.

(d)	Adjustment for Reclassification, Exchange or Substitution. If the shares of Class A Common Stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 4), then and in each such event the Holder’s right to receive Conversion Shares upon conversion of this Note shall be automatically changed into the right to convert this Note into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Common Stock into which the Note might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(e)	Distributions of Rights, Options or Warrants. If the Issuer shall distribute to all or substantially all holders of its Class A Common Stock any rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholders’ rights plan, in which case the provisions of Section 4(g) shall apply) entitling them to purchase, for a period of not more than sixty (60) calendar days from the announcement date for such distribution, shares of the Class A Common Stock at a price per share less than the average of the Closing Prices for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, the Conversion Price shall be decreased based on the following formula:

where,

CP1 = the Conversion Price in effect immediately after the open of business on the ex-dividend date for such distribution;

CP0 = the Conversion Price in effect immediately prior to the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Prices over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution; and

Y = the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants.

For the avoidance of doubt, any decrease made under this clause (e) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of Class A Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the decrease with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such record date for such distribution had not occurred.

For purposes of this clause (e), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at a price per share less than such average of the Closing Prices for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, as reasonably determined by the Issuer in good faith.

(f)	Adjustments for Tender Offers or Exchange Offers. If the Issuer or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Class A Common Stock, to the extent that the cash and value of any other consideration, as determined as of the Expiration Date (as defined below) in the reasonable good faith of the Issuer, included in the payment per share of the Class A Common Stock exceeds the average of the Closing Prices over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Price shall be decreased based on the following formula:

where,

CP1 = the Conversion Price in effect immediately after the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CP0 = the Conversion Price in effect immediately prior to the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC = the aggregate value of all cash and any other consideration (as determined by the Issuer in good faith) paid or payable for shares purchased or exchanged in such tender or exchange offer;

SP1 = the average of the Closing Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period beginning on, and including, the Trading Day next succeeding the Expiration Date;

OS1 = the number of shares of Class A Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 4(f), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 4(f) will be calculated as of the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. If the Conversion Date for any Note to be converted occurs on the Expiration Date or during the ten (10) consecutive Trading Day period beginning on, and including, the Trading Day next succeeding the Expiration Date (the “Tender/Exchange Offer Valuation Period”), then, notwithstanding anything to the contrary in this Note, the Issuer will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of such Tender/Exchange Offer Valuation Period.

If the applicable tender or exchange offer is not consummated or is consummated as to fewer shares than initially anticipated, the Conversion Price shall be readjusted, effective as of the date of such determination, to the Conversion Price that would then be in effect if such tender or exchange offer had not been made or had been consummated as to only such fewer shares.

(g)	Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Issuer is in effect upon conversion of the Note, the Holder of the Note will receive, in addition to any shares of Class A Common Stock due upon conversion, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any conversion, the rights have separated from the shares of the Class A Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Conversion Price will be adjusted at the time of separation as if the Issuer distributed to all holders of the Class A Common Stock, shares of Equity Securities, evidences of Indebtedness, securities, assets or property as described in Section 4(c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h)	Exclusions from Adjustment. Except as stated in this Section 4, the Issuer shall not adjust the Conversion Price for the issuances of shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock or rights to purchase shares of Class A Common Stock or such convertible, exercisable or exchangeable securities.

(i)	Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issuance Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Issuer’s assets or reorganization involving the shares of Class A Common Stock (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as part of such Capital Reorganization, provision shall be made so that the Holder will thereafter be entitled to receive upon conversion of this Note the number of shares or other securities or property of the Issuer to which a holder of the number of shares of Class A Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment with respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 4 with respect to the rights of the Holder after the Capital Reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Note) and the provisions of this Note will be applicable after that event and be as nearly equivalent as practicable. In the event that the Issuer is not the surviving entity of any such Capital Reorganization, the Note shall become a Note of such surviving entity, with the same rights, terms and conditions as provided herein.

(j)	Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to the Holder pursuant to this Section 4, the Issuer at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to the Holder a certificate executed by an authorized officer of the Issuer setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.

(k)	Notice of Record Date. In the event: (i) that the Issuer declares a dividend (or any other distribution) on its Class A Common Stock payable in shares of Class A Common Stock, securities, or other assets, rights or properties; (ii) that the Issuer subdivides or combines its outstanding shares of Class A Common Stock; (iii) of any reclassification of the shares of Class A Common Stock (other than a subdivision or combination of the Issuer’s outstanding shares of Class A Common Stock or a share dividend or share distribution thereon); (iv) of any Capital Reorganization; or (v) of the involuntary or voluntary dissolution, liquidation or winding up of the Issuer, then the Issuer shall notify the Holder in writing, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the earliest date specified in (B) below, a notice stating: (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of Class A Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or (B) the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up.

(l)	Apportionment of Converted Note Value. On any Conversion Date, the Principal Amount and the Interest as of such Conversion Date will each be deemed to have been ratably reduced by the portion of the Accreted Principal Amount and accrued and unpaid Interest thereon converted into shares of Class A Common Stock on such Conversion Date.

(m)	Calculations. All calculations under this Section 4 shall be made by rounding to the nearest 1/10,000th of cent and the nearest 1/100th of a share, as applicable. The number of shares of Class A Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Issuer, and the disposition of any such shares shall be considered an issue or sale of Class A Common Stock.

(n)	Equitable Adjustments to Prices. Whenever any provision of this Section 4 requires the Issuer to calculate the average of the Closing Prices, or any function thereof, over a period of multiple days, the Issuer shall make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Price pursuant to this Section 4 that becomes effective, or any event requiring such an adjustment where the ex-dividend date or effective date of such event occurs, at any time during such period.

(o)	Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Note, if (i) this Note is to be converted, (ii) the record date, effective date or Expiration Date for any event that requires an adjustment to the Conversion Price pursuant to this Section 4 has occurred on or before the Conversion Date or Forced Conversion Date, as applicable, for such conversion, but an adjustment to the Conversion Price for such event has not yet become effective as of such Conversion Date or Forced Conversion Date, as applicable, (iii) the Conversion Shares due upon such conversion include any whole shares of Class A Common Stock, and (iv) such shares are not entitled to participate in such event, then, solely for purposes of such conversion, the Issuer shall, without duplication, give effect to such adjustment on such Conversion Date or Forced Conversion Date, as applicable. In such case, if the date on which the Issuer is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Issuer shall delay the settlement of such conversion until the second (2nd) Business Day after such first date.

5.	FORCED CONVERSION.

(a)	Forced Conversion Right. At any time commencing on the earlier to occur of (a) eighteen (18) months following the Issuance Date and (b) the Issuer having raised equity capital in an amount greater than $75,000,000 following the Issuance Date, if the VWAP of the Class A Common Stock exceeds 215% of the then applicable Conversion Price (as adjusted pursuant to Section 4) for at least twenty (20) Trading Days in any thirty (30) consecutive Trading Day period (a “Forced Conversion Trigger”), the Issuer may, at its option, elect to convert all (but not less than all) of the Accreted Principal Amount, plus accrued and unpaid Interest thereon to, but not including, the date of conversion, into shares of Class A Common Stock at the then applicable Conversion Price (as adjusted pursuant to Section 4) (a “Forced Conversion”).

(b)	Company Conversion Notice. To effect a Forced Conversion, the Issuer shall deliver to the Holder written notice (a “Company Conversion Notice”) stating (i) that the Issuer is electing to effect a Forced Conversion pursuant to this Section 5, (ii) the Forced Conversion Date (as defined below), (iii) the Accreted Principal Amount to be converted (which shall be all of the Accreted Principal Amount then outstanding, plus accrued and unpaid Interest thereon to, but not including, the date of conversion), (iv) the Conversion Price in effect at the time of such notice, (v) the number of Conversion Shares to be issued upon such conversion, (vi) the circumstances demonstrating that the Forced Conversion Trigger has been satisfied, including the relevant Trading Days and VWAP for each such Trading Day, and (vii) that, notwithstanding the Forced Conversion, the Holder retains the right to convert any portion of the Accreted Principal Amount into shares of Class A Common Stock pursuant to Section 3 at any time prior to the Forced Conversion Date. The Company Conversion Notice shall be delivered at least twenty (20) Trading Days prior to the date fixed for conversion (the “Forced Conversion Date”).

(c)	Holder’s Right to Convert During Notice Period. Notwithstanding the delivery of a Company Conversion Notice, the Holder shall retain the right to convert any portion of the Accreted Principal Amount, plus accrued and unpaid Interest thereon, into shares of Class A Common Stock pursuant to Section 3 at any time prior to the Forced Conversion Date. Any portion of the Accreted Principal Amount converted by the Holder pursuant to Section 3 prior to the Forced Conversion Date shall reduce the Accreted Principal Amount subject to such Forced Conversion on a dollar-for-dollar basis.

(d)	Effect of Forced Conversion. A Forced Conversion will have the same effect as a conversion of the Accreted Principal Amount effected at the Holder’s election pursuant to Section 3 with a Conversion Date occurring on the Forced Conversion Date. From and after the Forced Conversion Date, this Note shall be deemed to be no longer outstanding and shall only represent the right to receive the Conversion Shares issuable pursuant to the Forced Conversion. In connection with any Forced Conversion, the Holder shall surrender this Note to the Issuer, and no later than two (2) Trading Days following the Forced Conversion Date, the Issuer shall (and shall cause its transfer agent to) promptly issue and deliver to the Holder evidence of book-entry transfer of the number of shares of Class A Common Stock to which the Holder is entitled pursuant to such conversion.

(e)	Conditions to Forced Conversion. Notwithstanding anything to the contrary in this Section 5, the Issuer shall not have the right to effect any Forced Conversion (i) if an Event of Default has occurred and is continuing, (ii) if the Issuer has delivered a Fundamental Change Notice with respect to the entire Accreted Principal Amount plus accrued and unpaid Interest thereon pursuant to Section 6(b)(i) and the Fundamental Change Payment Date has not yet occurred (unless the Holder has elected not to exercise, or has withdrawn its election to exercise, the Fundamental Change Repurchase Right with respect to all of this Note), or (iii) if the Regulatory Approvals have not been obtained.

(f)	Verification of Forced Conversion Trigger. Upon receipt of a Company Conversion Notice, the Holder may, within five (5) Trading Days thereafter, request in writing that the Issuer provide reasonable supporting documentation for the VWAP calculations set forth therein. The Issuer shall provide such documentation within three (3) Trading Days of receipt of such request. If the Holder disputes the satisfaction of the Forced Conversion Trigger in good faith, the Holder shall notify the Issuer in writing within five (5) Trading Days after receipt of such documentation (or, if no documentation was requested, within seven (7) Trading Days after receipt of the Company Conversion Notice), which dispute notice shall set forth in reasonable detail the specific basis for the Holder's objection to the Forced Conversion Trigger, and the parties shall promptly confer in good faith to resolve such dispute. If the parties are unable to resolve such dispute within three (3) Trading Days, the determination shall be made by an independent nationally recognized accounting firm mutually selected by the parties (or, if the parties cannot agree, selected by lot from among the “Big Four” accounting firms), whose determination shall be final and binding, with costs borne by the non-prevailing party. Any timely good-faith dispute notice delivered pursuant to this Section 5(f) shall stay the Forced Conversion Date until the second (2nd) Business Day after such dispute is resolved by the parties or a final determination is rendered by such accounting firm.

6.	REPURCHASE RIGHT UPON A FUNDAMENTAL CHANGE.

(a)	Fundamental Change Repurchase Right. Upon the occurrence of a Fundamental Change, the Holder will have the right to require the Issuer to repurchase all or any portion of the Note pursuant to this Section 6 (the “Fundamental Change Repurchase Right”) at a price in cash equal to one hundred percent (100%) of the Accreted Principal Amount of this Note being repurchased, plus accrued and unpaid Interest thereon to, but not including, the Fundamental Change Payment Date (as defined below) (the “Fundamental Change Payment”).

(b)	Mechanics of Fundamental Change Repurchase.

(i)	On or before the fifth (5th) calendar day after the Issuer has knowledge of the occurrence of a Fundamental Change, the Issuer shall give to the Holder notice (the “Fundamental Change Notice”) of the occurrence of the Fundamental Change and of the Holder’s right to receive the Fundamental Change Payment arising as a result thereof. Each Fundamental Change Notice shall state: (A) the date on which this Note shall be repurchased (the “Fundamental Change Payment Date”), which date shall be no later than thirty (30) calendar days from the date of the Issuer’s delivery of the Fundamental Change Notice; (B) the date by which the Fundamental Change Repurchase Right must be exercised, which date shall not be earlier than fifteen (15) Trading Days and not later than twenty (20) Trading Days after the date the Fundamental Change Notice is given; (C) the Accreted Principal Amount then outstanding; (D) the number of Conversion Shares that would be issuable if the Holder elects to convert the then outstanding Accreted Principal Amount, plus accrued and unpaid Interest thereon to, but not including, the date of the Fundamental Change Notice, into shares of Class A Common Stock at the Conversion Price then in effect; (E) the circumstances and relevant facts regarding the Fundamental Change; and (F) that, subject to Section 6(c), this Note may be converted, in whole or in part, pursuant to Section 3 at any time prior to the Close of Business on the date that is two (2) Trading Days prior to the Fundamental Change Payment Date. No failure by the Issuer to give the Fundamental Change Notice and no defect in any Fundamental Change Notice shall limit the Holder’s right to exercise its Fundamental Change Repurchase Right or affect the validity of the proceedings for the repurchase of this Note.

(ii)	To exercise the Fundamental Change Repurchase Right, the Holder shall deliver to the Issuer, on or before the date that is two (2) Trading Days prior to the Fundamental Change Payment Date, (i) written notice of the Holder’s exercise of such right, which notice shall set forth (A) the Accreted Principal Amount to be repurchased (which may be all or any portion of the Accreted Principal Amount), and (B) a statement that an election to exercise the Fundamental Change Repurchase Right is being made thereby, and (ii) the Note with respect to which the Fundamental Change Repurchase Right is being exercised. Such written notice shall be irrevocable; provided, however, that the right of the Holder to convert all or any portion of the Note pursuant to Section 3, including any portion subject to such notice, shall continue until the Close of Business on the date that is two (2) Trading Days preceding the Fundamental Change Payment Date.

(iii)	On the Fundamental Change Payment Date, the Issuer will (i) accept for payment this Note (or portion thereof, as applicable) when properly tendered pursuant to this Section 6(b) and (ii) promptly deliver cash in the amount of the Fundamental Change Payment to the Holder by wire transfer of immediately available funds in respect of this Note or portions thereof so tendered. If less than all of this Note is repurchased, the Issuer shall execute and deliver to the Holder a new Note representing the remaining Accreted Principal Amount not repurchased.

(c)	Coordination with Conversion Right. Notwithstanding anything to the contrary in this Section 6, if this Note (or any portion thereof) is subject to a Fundamental Change Repurchase Right election, then in no event may this Note (or such portion) be converted after the Close of Business on the second (2nd) Trading Day immediately before the related Fundamental Change Payment Date; provided, that such conversion limitation shall not apply if the Issuer fails to pay the applicable Fundamental Change Payment by the Fundamental Change Payment Date. For the avoidance of doubt, if the Holder has not exercised the Fundamental Change Repurchase Right and the Issuer has not delivered a Change of Control Prepayment Notice pursuant to Section 7(b), the Holder may convert all or any portion of this Note pursuant to Section 3 at any time prior to the Fundamental Change Payment Date.

(d)	Effect of Repurchase. If this Note (or any portion thereof) is to be repurchased upon exercise of the Fundamental Change Repurchase Right, then, from and after the date the applicable Fundamental Change Payment is paid in full, this Note (or such portion) will cease to be outstanding and Interest will cease to accrue on this Note (or such portion). For the avoidance of doubt, if the Holder has exercised the Fundamental Change Repurchase Right with respect to all or any portion of this Note, and the Issuer fails to pay the Fundamental Change Payment by the Fundamental Change Payment Date, such failure shall constitute an Event of Default and such Note (or such portion) will remain outstanding until payment in full.

(e)	Withdrawal of Election. Notwithstanding Section 6(c), the Holder may withdraw any Fundamental Change Repurchase Right election at any time prior to the Close of Business on the date that is two (2) Trading Days preceding the Fundamental Change Payment Date by delivering a written notice of withdrawal to the Issuer. Such notice shall state the name of the Holder and the Accreted Principal Amount with respect to which the election is being withdrawn. Any Note so withdrawn shall thereafter be deemed not to have been surrendered for repurchase for purposes of this Section 6.

(f)	Fundamental Change Make-Whole Amount. If a Fundamental Change occurs prior to the second (2nd) anniversary of the Issuance Date, the Fundamental Change Payment shall also include, in addition to the amounts set forth in Section 6(a), an amount equal to the present value as of such Fundamental Change Payment Date of all Interest payments that would otherwise be payable on the Accreted Principal Amount being repurchased from the Fundamental Change Payment Date to the second (2nd) anniversary of the Issuance Date, calculated as if all such Interest were payable in cash on each monthly Interest Payment Due Date (notwithstanding that such Interest is otherwise payable as PIK Interest hereunder) (computed using a discount rate equal to the then-applicable U.S. Treasury Rate for a security with a maturity closest to the second (2nd) anniversary of the Issuance Date, plus fifty (50) basis points).

7.	Optional Prepayment; Cash-Collateralization.

(a)	Non-Call Period; Optional Prepayment. This Note may not be prepaid at the option of the Issuer during the two (2) year period following the Issuance Date (the “Non-Call Period”), except as provided in Section 7(b) in connection with a Change of Control. After the Non-Call Period, the Issuer may prepay this Note, in whole or in part, upon not less than thirty (30) days’ prior written notice to the Holder (a “Prepayment Notice”), at a price equal to one hundred percent (100%) of the Accreted Principal Amount to be prepaid, plus accrued and unpaid Interest thereon to, but not including, the date of prepayment (the “Prepayment Date”). The Prepayment Notice shall state (i) the Prepayment Date, (ii) the Accreted Principal Amount to be prepaid, (iii) the prepayment price, and (iv) that the Holder’s conversion rights under Section 3 remain exercisable until the Close of Business on the second (2nd) Trading Day immediately preceding the Prepayment Date. For the avoidance of doubt, this Section 7(a) shall not limit the Holder’s right to require repurchase of this Note upon a Fundamental Change pursuant to Section 6.

(b)	Issuer’s Change of Control Prepayment Election During Non-Call Period. Notwithstanding Section 7(a), if a Change of Control occurs during the Non-Call Period, the Issuer may, at its option and in lieu of the Holder’s exercise of the Fundamental Change Repurchase Right under Section 6, elect to prepay this Note by delivering written notice to the Holder (the “Change of Control Prepayment Notice”) not less than ten (10) Business Days prior to the anticipated consummation of such Change of Control. The Change of Control Prepayment Notice shall state (i) that the Issuer is electing to prepay this Note in connection with such Change of Control, (ii) the anticipated date of such Change of Control, and (iii) that the Holder may elect to convert all or any portion of this Note pursuant to Section 3 at any time prior to the Close of Business on the second (2nd) Trading Day immediately preceding the date of such prepayment. Upon the consummation of such Change of Control, the Issuer shall prepay this Note (or the portion thereof not converted by the Holder) at a price (the “Change of Control Prepayment Price”) equal to (i) one hundred percent (100%) of the Accreted Principal Amount being prepaid, plus (ii) all accrued and unpaid Interest thereon to, but not including, the date of prepayment, plus (iii) a make-whole premium equal to the present value (computed using a discount rate equal to the then-applicable U.S. Treasury rate for a security with a maturity closest to the second (2nd) anniversary of the Issuance Date, plus fifty (50) basis points) of all Interest payments that would otherwise be payable on the Accreted Principal Amount being prepaid from the date of prepayment to the second (2nd) anniversary of the Issuance Date, calculated as if all such Interest were payable in cash on each monthly Interest Payment Due Date (notwithstanding that such Interest is otherwise payable as PIK Interest hereunder) (the “Make-Whole Premium”). If the Issuer delivers a Change of Control Prepayment Notice, the Holder shall not be entitled to exercise the Fundamental Change Repurchase Right under Section 6 with respect to such Change of Control; provided that, if the Issuer fails to pay the Change of Control Prepayment Price in full upon consummation of such Change of Control, the Holder’s rights under Section 6 shall be reinstated and the Holder may exercise the Fundamental Change Repurchase Right as if no Change of Control Prepayment Notice had been delivered.

(c)	Cash-Collateralization. Notwithstanding anything to the contrary in this Section 7, at any time during the Non-Call Period, the Issuer may elect to cash collateralize the Note by irrevocably depositing with a nationally recognized financial institution, in trust for the benefit of the Holder, cash or U.S. government obligations in an amount sufficient to pay the entire outstanding Accreted Principal Amount and the remaining scheduled Interest payments through the end of the Non-Call Period. Upon such cash collateralization, the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the Note and released from its obligations under the Note and the Security Documents, and the Collateral shall be released; provided that the Holder’s right to receive payments of principal and Interest from the deposited funds, the Holder’s conversion rights pursuant to Section 3, the Holder’s repurchase rights upon a Fundamental Change pursuant to Section 6 and the Issuer’s mandatory conversion rights pursuant to Section 5 shall remain in full force and effect.

8.	SPECIAL MANDATORY REDEMPTION. If the Regulatory Approvals (as defined in the Subscription Agreement) are not obtained on or prior to March 31, 2027, then the Issuer shall redeem all of the Notes (the “Special Mandatory Redemption”) on March 31, 2027 (the “Special Mandatory Redemption Date”) at a redemption price equal to 130% of the Accreted Principal Amount of the Notes, plus accrued and unpaid Interest thereon to, but not including, the Special Mandatory Redemption Date.

9.	SECURITY. The Accreted Principal Amount, together with all accrued and unpaid Interest thereon and all other amounts payable by the Issuer under this Note, is secured by the assets pledged as collateral (the “Collateral”) pursuant to (a) that certain Security Agreement, dated as of the Issuance Date, among the Issuer, certain Subsidiaries of the Issuer, as grantors (together with the Issuer, the “Grantors”), and the Holder (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), (b) that certain Pledge Agreement, dated as of the Issuance Date, between the Issuer and the Holder (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), and (c) that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, to be executed by the Mississippi Powered Land Owner in favor of Holder after the Issuance Date, encumbering the Mississippi Powered Land and the other related collateral described therein (as amended, restated, supplemented or otherwise modified from time to time, the “Deed of Trust” and, together with the Security Agreement and the Pledge Agreement, the “Security Documents”). For the purposes of the covenants and other limitations set forth in the Note Documents, the Mississippi Powered Land shall constitute a portion of the “Collateral” at all times following the Issuance Date, including, without limitation, prior to the execution and delivery of the Deed of Trust, unless otherwise consented to by the Holder.

10.	DEFAULT. The occurrence and continuation beyond the applicable cure period of any of the following events shall constitute an “Event of Default” and shall entitle the Holder to the rights and remedies set forth in Section 11. Upon the occurrence of an Event of Default with respect to this Note, the Issuer shall within two (2) Business Days after Issuer has actual knowledge of such Event of Default deliver written notice thereof (an “Event of Default Notice”) to the Holder, which Event of Default Notice shall include (i) a reasonable description of the applicable Event of Default, (ii) a certification as to whether, in the opinion of the Issuer, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Issuer to cure such Event of Default, (iii) the date on which the Event of Default occurred, and (iv) if cured on or prior to the date of such Event of Default Notice, the date of such cure:

(a)	The Issuer fails to pay the Accreted Principal Amount of, and accrued and unpaid Interest on, the Note when due, whether upon the Maturity Date, conversion, redemption (including upon a Special Mandatory Redemption), acceleration, repurchase or otherwise, in each case in accordance with the terms of this Note.

(b)	The Issuer fails to satisfy its conversion obligations upon exercise of the Conversion Right by the Holder in accordance with Section 3 or upon a Forced Conversion pursuant to Section 5.

(c)	The Issuer fails to satisfy its obligations under the Note pursuant to a Fundamental Change in accordance with Section 6.

(d)	The Issuer shall have failed to comply with the compliance or performance of the covenants contained in Sections 14(b), 14(e) or 15 of the Note.

(e)	The Issuer or any Subsidiary party to the Note Documents shall have failed to comply in any material respect with the compliance or performance of any other covenant contained in the Note or any other Note Document (other than those specified in Section 10(d) above) and such default is not remedied by the Issuer or its Subsidiaries or waived by the Holder in writing within thirty (30) days after written notice thereof from the Holder to the Issuer.

(f)	(i) The Issuer or any Subsidiary shall make a general assignment for the benefit of creditors; (ii) the Issuer or any Subsidiary shall declare a moratorium on the payment of its debts; (iii) the commencement by the Issuer or any Subsidiary of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or consent seeking reorganization, intervention or other similar relief under any applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any Collateral; or (iv) the commencement against the Issuer or any Subsidiary of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding described in this clause (iv) shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing described in this clause (iv) shall continue unstayed or otherwise in effect, for a period of thirty (30) consecutive days.

(g)	The Issuer or any Subsidiary shall default in any of its obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long-term leasing or factoring arrangement of the Issuer or any Subsidiary in an amount exceeding $2,000,000, whether such indebtedness now exists or shall hereafter be created, and such default shall result in such indebtedness becoming or being declared due and payable before its stated maturity, and such acceleration shall not have been rescinded or annulled, or such indebtedness is not paid or discharged, as the case may be, within thirty (30) calendar days.

(h)	The representations or warranties made by the Issuer or any other Grantor in any Security Document shall prove to have been false or incorrect in any material respect (or in all respects in the case of any such representation or warranty already qualified by materiality) when made or deemed made.

(i)	The Class A Common Stock ceases to be listed for trading on Nasdaq, the New York Stock Exchange, or any other national securities exchange, or trading of the Class A Common Stock on such exchange is suspended, and such delisting or suspension continues for a period of five (5) consecutive Trading Days.

(j)	A final judgment or judgments for the payment of money aggregating in excess of $2,000,000 (excluding any amounts covered by insurance or an indemnity from a creditworthy party) are rendered against the Issuer and/or any Subsidiary and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the foregoing dollar amount so long as the Issuer provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Issuer or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within sixty (60) days of the final resolution of such judgment.

(k)	Any Security Document shall for any reason fail or cease to create a valid and perfected first priority Lien on the applicable Collateral in favor of the Holder, or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Issuer or any other Grantor party to such Security Document, or the validity or enforceability thereof shall be contested by the Issuer or any Subsidiary, or a proceeding shall be commenced by the Issuer, any other Grantor or any governmental authority having jurisdiction over the Issuer or any Grantor seeking to establish the invalidity or unenforceability thereof.

(l)	Any “Event of Default,” as defined in any other Note Document, shall occur.

11.	REMEDIES. On the occurrence of an Event of Default that has not been timely cured as provided in Section 10:

(a)	Acceleration of Note. If an Event of Default (other than an Event of Default specified in Section 10(f)) shall have occurred and be continuing, then the Holder may, at Holder’s option, declare all sums due pursuant to the Note to be immediately due and payable, whereupon the same will become forthwith due and payable (and/or converted) and the Holder will be entitled to proceed to selectively and successively enforce its rights under the Note and the Security Documents, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Issuer. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by the Holder shall constitute a waiver, election, or acquiescence by it. Notwithstanding the foregoing, if an Event of Default specified in Section 10(f) shall occur with respect to the Issuer, the Accreted Principal Amount, together with all accrued and unpaid Interest thereon and all other amounts payable hereunder, shall automatically and immediately become due and payable without any declaration, notice or other action by the Holder. In addition to the foregoing, Holder shall have all other rights and remedies available under the Note Documents, under applicable law, in equity or otherwise, and any actions taken by Holder in respect thereof shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Holder may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other such rights and remedies of Holder.

(b)	Delays. No failure on the part of the Holder to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Holder of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

12.	RESERVATION OF AUTHORIZED SHARES. So long as the Note is outstanding, the Issuer shall, on or prior to the date of conversion of the Note or any portion thereof, take all action necessary to reserve the requisite number of shares of its authorized and unissued Class A Common Stock, solely for the purpose of effecting the conversion of this Note, such that the number of shares of Class A Common Stock shall be duly and validly reserved and available for issuance at the time of the conversion of this Note, and upon issuance in accordance with the terms of this Note, the Class A Common Stock will be duly and validly issued, fully paid and nonassessable.

13.	POST-CLOSING COVENANTS. Within thirty (30) days of the Issuance Date, Issuer shall execute and deliver to Holder, at Issuer’s expense, each of the following, each in form and substance acceptable to Holder:

(a)	(i) the Deed of Trust and (ii) assignments of such property documents affecting the Mississippi Powered Land as Holder may reasonably require;

(b)	state-specific documents, affidavits or recording forms required and/or customary in connection with the execution or recordation of the Deed of Trust, including, but not limited to, tax affidavits, recording tax orders or other similar documents, if any;

(c)	(i) an organizational chart showing the direct and indirect ownership of Mississippi Powered Land Owner; (ii) organizational documents, resolutions, certificates and consents with respect to Mississippi Powered Land Owner and such partners, members, managers, joint ventures and other controlling parties of Mississippi Powered Land Owner as Holder may require; and (iii) legal opinions covering such matters as Holder may reasonably require with respect to the Deed of Trust;

(d)	(i) a pro forma title policy from a title company reasonably acceptable to Holder insuring the lien of the Deed of Trust and including such endorsements as Holder may reasonably require and available in the State of Mississippi at customary rates and subject to only such exceptions to coverage as are customary for transactions of this type and otherwise reasonably acceptable to Holder (“Title Pro Forma”); (ii) copies of all documents of record reflected in Schedule A and Schedule B of the commitment or preliminary report for the Title Pro Forma; (iii) an ALTA survey certified by a surveyor licensed in Mississippi to have been prepared in accordance with the then-effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys; (iv) such other reports as are usual and customary for a secured real estate loan or similar properties in Mississippi; (v) any required governmental approvals or third party consents; (vi) a property zoning report indicating that the Mississippi Powered Land complies with applicable zoning and land use laws; (vii) copies of all contracts relating to the use, occupancy, operation, maintenance, enjoyment or ownership of the Mississippi Powered Land, including, without limitation, power contracts evidencing the availability of at least forty (40) megawatts of electrical power; (viii) all leases, ground leases and estoppels, and any other franchises, leases or material operating agreements, if any; (ix) copies of all policies of insurance with respect to the Mississippi Powered Land; and (x) such other documents, instruments, endorsements, estoppels, subordination, non-disturbance and attornment agreements, consents, and other agreements and information reasonably deemed necessary by the Holder with respect to the Mississippi Powered Land; and

(e)	pursuant to an escrow arrangement acceptable to Holder, the Deed of Trust shall be submitted for recording in the real property records of the county in which the Mississippi Powered Land is located and upon the recordation thereof, the applicable title company shall issue a mortgagee title policy in the form of the Title Pro Forma.

14.	AFFIRMATIVE COVENANTS.

(a)	Listing Covenant. The Issuer covenants and agrees that (a) the Class A Common Stock (or any successor security into which this Note is convertible) shall at all times be listed on a national securities exchange or automated quotation system in the United States; provided, however, that a temporary suspension of trading or listing that is cured within five (5) consecutive Trading Days shall not constitute a breach of this covenant, and (b) upon issuance, the shares of Class A Common Stock issuable upon conversion of this Note shall be approved for listing on the national securities exchange or automated quotation system on which the Class A Common Stock is then listed, subject only to official notice of issuance.

(b)	Use of Proceeds. The Issuer will use the proceeds of this Note solely (i) to redeem, repay or otherwise retire the Issuer’s outstanding 8.50% Senior Notes due 2026 and (ii) for general corporate purposes of the Issuer not in contravention of any law or any provision of this Note or any Security Document.

(c)	SEC Reports and Financial Information. So long as any portion of this Note remains outstanding, the Issuer shall timely file (after giving effect to any permitted extension pursuant to Rule 12b-25 under the Exchange Act) with the Commission all reports and other information required to be filed by it under Sections 13 and 15(d) of the Exchange Act.

(d)	Compliance with Laws. So long as any portion of this Note remains outstanding, the Issuer shall, and shall cause each Subsidiary to, comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority (including the Securities Act, the Exchange Act and the applicable rules and listing standards of the national securities exchange or automated quotation system on which the Class A Common Stock is then listed), except where the failure to so comply would not reasonably be expected to result in a material and adverse effect on the business, operations, properties or financial condition of the Issuer and its Subsidiaries, taken as a whole.

(e)	Preservation of Existence. So long as any portion of this Note remains outstanding, the Issuer shall, and shall cause each Subsidiary to, preserve and maintain its corporate or other organizational existence and all rights, licenses, permits, franchises and governmental authorizations material to the conduct of its business; provided that this Section shall not prohibit any transaction permitted under Section 15, and provided further that no Subsidiary need preserve any such existence or right if the failure to do so would not reasonably be expected to result in a material and adverse effect on the business, operations, properties or financial condition of the Issuer and its Subsidiaries, taken as a whole.

(f)	Payment of Taxes. So long as any portion of this Note remains outstanding, the Issuer shall, and shall cause each Subsidiary to, pay and discharge, before they become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or property, except for any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles.

(g)	Maintenance of Properties and Insurance. So long as any portion of this Note remains outstanding, the Issuer shall, and shall cause each Subsidiary to, (i) maintain and preserve all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and (ii) maintain insurance with financially sound and reputable insurers (or, to the extent consistent with prudent business practice, through self-insurance) in such amounts and against such risks as are customarily maintained by companies of established repute engaged in similar businesses.

(h)	Notice of Material Events. So long as any portion of this Note remains outstanding, the Issuer shall, promptly and in any event within five (5) Business Days after a responsible officer of the Issuer obtains knowledge thereof, deliver to the Holder written notice of (i) the occurrence of any Event of Default or any event or condition that, with the giving of notice or lapse of time or both, would constitute an Event of Default, (ii) any default or event of default under any other material Indebtedness of the Issuer or any Subsidiary, and (iii) the commencement of any litigation, investigation or proceeding before any court, governmental authority or arbitrator that would reasonably be expected to result in a material and adverse effect on the business, operations, properties or financial condition of the Issuer and its Subsidiaries, taken as a whole.

(i)	Further Assurances. So long as any portion of this Note remains outstanding, the Issuer shall, and shall cause each Subsidiary to, promptly execute and deliver such further instruments and documents, and take such further actions, as the Holder may reasonably request in order to create, perfect, maintain and preserve the validity, perfection and first-priority status of the Liens granted under the Security Documents and otherwise to carry out the intent and purposes of, and give effect to the rights and remedies of the Holder under, this Note and the Security Documents.

15.	NEGATIVE COVENANTS.

(a)	Incurrence of Indebtedness. So long as any portion of this Note remains outstanding, without the prior written consent of the Holder, the Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, incur, assume, guarantee or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(b)	Liens. So long as any portion of this Note remains outstanding, without the prior written consent of the Holder, the Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or in any of the Collateral, other than Permitted Liens.

(c)	Senior Securities. So long as any portion of this Note remains outstanding, without the prior written consent of the Holder, the Issuer shall not issue any Indebtedness or other securities that are senior in right of payment to, or having rights, preferences or privileges with respect to distributions or liquidation superior to, this Note, except for Liens on assets not included in the Collateral.

(d)	Dispositions. So long as any portion of this Note remains outstanding, without the prior written consent of the Holder, the Issuer shall not, and shall not permit any Subsidiary to, make any Disposition of Collateral or any direct or indirect ownership interest of Issuer in any Subsidiary owning any Collateral, other than Permitted Dispositions.

(e)	Changes in Nature of Business. So long as any portion of this Note remains outstanding, the Issuer shall not, and shall not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted or actively contemplated by the Issuer and its Subsidiaries on the date hereof, including, without limitation, Bitcoin mining, cryptocurrency mining, energy production and storage, data center operations, digital infrastructure, and high-performance computing businesses, and any business reasonably related, complementary or incidental thereto or representing a reasonable expansion thereof.

(f)	Issuances of Equity Securities. Until the Regulatory Approvals are obtained, so long as any portion of this Note remains outstanding, without the prior written consent of the Holder, the Issuer shall not offer, issue or enter into any agreement to issue any equity or other Equity Securities (including, without limitation, Class A Common Stock, Class B common stock or preferred shares, options or debt that is convertible into, exercisable for, or exchangeable for equity securities or that includes an equity component, such as an “equity” kicker, including any hybrid security), other than (i) pursuant to the granting of employee or director equity awards, in each case in the ordinary course of equity compensation awards or stock purchase plans or dividend reinvestment plans, (ii) issuances in connection with any rights offering to all stockholders of the Company on a pro-rata basis, where each right entitles the holder thereof to purchase no more than one (1) additional share of Class A Common Stock, or (iii) pursuant to the Equity Interest Payment Agreement, dated January 24, 2025, by and among the Issuer, Atlas Capital Resources (A9) LP, Atlas Capital Resources (A9-Parallel) LP and Atlas Capital Resources (P) LP.

(g)	Minimum Liquidity. Until the Regulatory Approvals are obtained, so long as any portion of this Note remains outstanding, the Issuer and its Subsidiaries shall have at all times liquidity calculated as unrestricted, unencumbered cash, Cash Equivalents and Bitcoin in an aggregate minimum amount equal to $10,000,000.

16.	TAX TREATMENT. The Issuer and its Affiliates shall treat this Note as indebtedness for U.S. federal, state and local income tax purposes and not as a “contingent payment debt instrument” within the meaning of Section 1.1275-4 of the U.S. Treasury Regulations. Neither the Issuer nor any of its Affiliates shall take a contrary position unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the U.S. Internal Revenue Code, as amended. If the Issuer or any Affiliate is required by a final determination to take a position inconsistent with the foregoing, then the Issuer shall promptly notify the Holder and, upon request, consult with the Holder in good faith regarding such position and use commercially reasonable efforts to mitigate any adverse federal income tax consequences to the Holder that would result from such position.

17.	AMENDMENT AND WAIVER. This Note, and any of the terms and provisions hereof, may be amended from time to time with (and only with) the written consent of the Holder and the Issuer. The Holder may waive compliance by the Issuer with any of the terms hereof.

18.	TRANSFER AND RELATED PROVISIONS. This Note may not be directly or indirectly offered, sold, assigned or transferred by the Holder without the prior written consent of the Issuer; provided, however, that the Holder may, without the consent of the Issuer, assign or transfer this Note to (a) any Affiliate of the Holder or (b) any limited partner or member of the Holder or any fund managed by the Holder or an Affiliate of the Holder, in each case, so long as (i) such transferee agrees in writing to be bound by all of the obligations and restrictions applicable to the Holder under this Note, and (ii) the Holder delivers written notice to the Issuer of such transfer no later than five (5) Business Days following the date of such transfer, identifying the transferee and the principal amount transferred; provided further, that failure to deliver such notice within such period shall not void an otherwise permitted transfer if such notice is delivered promptly after the Issuer notifies the Holder of such failure. Any purported transfer in violation of this Section shall be void.

19.	REISSUANCE OF THIS NOTE.

(a)	Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Issuer, whereupon the Issuer will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the Accreted Principal Amount of the Note being transferred by the Holder and, if less than the entire Accreted Principal Amount of the Note held by the Holder is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the Accreted Principal Amount of the Note not being transferred. The Holder and any transferee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(b)(ii) following conversion of any portion of this Note, the Principal Amount and/or the Accreted Principal Amount represented by this Note may be less than the Principal Amount stated on the face of this Note.

(b)	Lost, Stolen or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the Accreted Principal Amount.

(c)	Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for a new Note or Notes (in accordance with Section 19(d)) representing in the aggregate the Accreted Principal Amount of this Note, and each such new Note will represent such portion of such Accreted Principal Amount as is designated by the Holder at the time of such surrender.

(d)	Issuance of New Notes. Whenever the Issuer is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the remaining Accreted Principal Amount (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Accreted Principal Amount designated by the Holder which, when added to the aggregate Accreted Principal Amount represented by the other new Notes issued in connection with such issuance, does not exceed the remaining Accreted Principal Amount under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, (v) shall represent accrued and unpaid Interest on the Accreted Principal Amount of this Note, if any, from the Issuance Date; and (vi) shall be timely prepared and issued by the Issuer, but in no event shall the Issuer issue such new Note more than five (5) Business Days after surrender of this Note or the receipt of the evidence reasonably satisfactory to the Issuer pursuant to Section 19(b), as the case may be.

20.	REMEDIES CUMULATIVE. No right or remedy herein (or in any other Note Document) conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder (or thereunder) or now or hereafter existing at law or in equity or otherwise, including injunctive relief or specific performance. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

21.	CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Issuer and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

22.	FAILURE OR INDULGENCE NOT WAIVER. The Holder shall not by any act or omission be deemed to waive any of its rights or remedies under this Note or the Security Documents unless such waiver shall be in writing and signed by the Holder, and then only to the extent specifically set forth therein.

23.	NOTICES AND PAYMENTS.

(a)	Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.3 of the Subscription Agreement. The Issuer shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Issuer will give written notice to the Holder (i) as soon as practicable upon each adjustment of the Conversion Price and the number of Conversion Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Issuer closes its books or takes a record (A) with respect to any dividend or distribution upon the Class A Common Stock, (B) with respect to any grants, issuances or sales of any options, convertible securities or rights to purchase stock, warrants, securities, indebtedness, or other property pro rata to holders of Class A Common Stock or (C) for determining rights to vote with respect to any Fundamental Change, dissolution or liquidation, provided in each case that such information (to the extent it constitutes, or contains, material, non-public information regarding the Issuer) shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Change. It is expressly understood and agreed that the time of execution specified by the Holder in each Conversion Notice shall be definitive and may not be disputed or challenged by the Issuer.

(b)	Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this Note, such payment shall be made in cash, without deduction or withholding of any taxes (or shall be grossed up for such amounts) unless such deduction or withholding is attributable to the Holder’s failure to provide an IRS Form W-9 or other applicable tax forms it is legally eligible to deliver upon request, via wire transfer of immediately available funds to such account as may be provided to the Issuer by the Holder. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Due Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. The Issuer shall pay any and all stock transfer, documentary stamp and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of any Note other than any such taxes that are payable in respect of any transfer by which the issuance and delivery of shares of Class A Common Stock are in a name other than that in which the Note so converted was registered.

24.	WAIVER OF NOTICE. To the extent permitted by law, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Security Documents.

25.	GOVERNING LAW, JURISDICTION AND SEVERABILITY. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Issuer hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the state courts of New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Issuer in any other jurisdiction to collect on the Issuer’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

26.	CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Board” means the Board of Directors of the Issuer.

(c)	“Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in New York, New York are authorized or required by law to close.

(d)	“Cash Equivalents” means, as of any date of determination, any of the following: (A) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States Government, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (B) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (C) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (D) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States or any state thereof, or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $5,000,000,000; and (E) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

(e)	“Change of Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Issuer, (ii) the Issuer consolidating with, or merging with or into, any Person, or any Person consolidating with, or merging with or into, the Issuer, unless the holders of the Issuer’s voting stock immediately prior to such transaction own, directly or indirectly, more than fifty percent (50%) of the voting stock of the surviving entity, or (iii) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person.

(f)	“Class A Common Stock Equivalents” means any securities of the Issuer or any Subsidiary that would entitle the holder thereof to acquire at any time Class A Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Common Stock.

(g)	“Close of Business” means 5:00 p.m., New York City time.

(h)	“Closing Price” of the shares of Class A Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Class A Common Stock, in each case as reported on Nasdaq or such other principal securities exchange on which the shares of Class A Common Stock are then listed or quoted.

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)	“Commission” means the U.S. Securities and Exchange Commission.

(k)	“Conversion Price” means $2.1375 per share of Class A Common Stock, subject to adjustment as provided in Section 4.

(l)	“Conversion Shares” means the shares of Class A Common Stock issuable upon conversion of this Note.

(m)	“Disposition” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction).

(n)	“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any stock, any partnership interest, any limited liability company interest and any other interest, right or security convertible into, or exchangeable or exercisable for, capital stock, partnership interests, limited liability company interests or otherwise having the attendant right to vote for directors or similar representatives.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)	“Fundamental Change” means either (i) a Change of Control or (ii) a Termination of Trading.

(q)	“Guarantors” has the meaning ascribed to such term in the Subsidiary Guaranty.

(r)	“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than sixty (60) days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that are required to be, in accordance with generally accepted accounting principles, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of hedge agreements or repurchase agreements, but excluding any such obligations entered into in the ordinary course of business and not for speculative purposes (including, without limitation, any covered call transaction or similar trading strategy or transaction), (h) all Indebtedness of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, and (i) all Indebtedness referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that, if such Person has not assumed or become liable for the payment of such obligation, or if it has been assumed and no recourse may be had to such Person other than with respect to the property subject to such Lien, the amount of such Indebtedness shall be limited to the lesser of (i) the principal amount of the obligations being secured and (ii) the fair market value of the encumbered property.

(s)	“Interest” means interest on the Accreted Principal Amount from time to time, in the manner and at the rates specified in Section 2 hereof.

(t)	“IRS” means the United States Internal Revenue Service.

(u)	“Issuance Date” means the date set forth on the first page of this Note.

(v)	“Lien” means any lien, mortgage, pledge, charge or other security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

(w)	“Mississippi Powered Land” means the real property commonly known as 849 Hwy 69 S, Columbus, MS 39701, and more particularly described in the Deed of Trust.

(x)	“Mississippi Powered Land Owner” means Greenidge Mississippi LLC, a Mississippi limited liability company.

(y)	“Nasdaq” means The Nasdaq Stock Market LLC.

(z)	“Note Documents” means the Note, the Security Documents, and the Subsidiary Guaranty.

(aa)	“Permitted Disposition” means any Dispositions of Collateral permitted under the Security Agreement.

(bb)	“Permitted Indebtedness” means (i) Indebtedness evidenced by this Note; (ii) Indebtedness under the Issuer’s 10.00% Senior Notes due 2030; (iii) Indebtedness under the Issuer’s 8.50% Senior Notes due 2026, to the extent outstanding as of the Issuance Date; (iv) Indebtedness to trade creditors incurred in the ordinary course of business consistent with past practices; (v) Indebtedness that is, by its terms, expressly subordinated to this Note pursuant to a written subordination agreement with the Holder in form and substance reasonably satisfactory to the Holder; (vi) capital lease obligations and purchase money Indebtedness incurred in connection with the acquisition of capital assets, in an aggregate principal amount not to exceed $2,500,000 at any time outstanding; (vii) reimbursement obligations in connection with letters of credit or similar instruments secured by cash or cash equivalents, in an aggregate amount not to exceed $10,000,000 at any time outstanding; (viii) intercompany Indebtedness between the Issuer and any Subsidiary or between Subsidiaries, in each case whether in the form of loans, advances or otherwise, provided, that any such intercompany Indebtedness that is with or between any Subsidiaries that are not also Guarantors (as defined in the Subsidiary Guaranty) is subject to an intercompany subordination agreement in form and substance reasonably satisfactory to Holder; (ix) Indebtedness incurred to refinance, replace, renew, refund or extend any Indebtedness permitted under clauses (ii) and (v) through (viii) above (provided that the principal amount of such refinancing Indebtedness shall not exceed the principal amount of the Indebtedness being refinanced, replaced, renewed, refunded or extended, plus reasonable and customary fees, premiums and expenses incurred in connection therewith); (x) obligations in respect of performance bonds, surety bonds, bid bonds, appeal bonds, reclamation bonds, completion guarantees and similar obligations incurred in the ordinary course of business; (xi) obligations under bona fide hedging agreements entered into in the ordinary course of business and not for speculative purposes; and (xii) other Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding.

(cc)	“Permitted Lien” means, in each case solely with respect to the Collateral: (i) Liens securing obligations under this Note and the Security Documents; (ii) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings that suspend the enforcement thereof and for which adequate reserves have been established in accordance with generally accepted accounting principles; (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings that suspend the enforcement thereof; (iv) purchase money Liens and Liens securing capital lease obligations on mining equipment acquired after the Issuance Date, in each case permitted under clause (vi) of the definition of Permitted Indebtedness and attaching only to the specific miners or equipment so acquired or leased; (v) with respect to any real property constituting Collateral, easements, rights-of-way, covenants, conditions, restrictions and other title encumbrances existing as of the Issuance Date that do not, individually or in the aggregate, materially impair the intended use or value of such real property; and (vi) other than to the extent affecting the Mississippi Powered Land, Liens arising from judgments or awards being contested in good faith and adequately bonded or stayed pending appeal, so long as such Liens do not constitute an Event of Default under Section 10(j) and do not exceed $1,250,000.

(dd)	“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(ee)	“Securities Act” means the Securities Act of 1933, as amended.

(ff)	“Subsidiary” of a Person means any business entity of which the Person either (A) owns or controls fifty percent (50%) or more of the outstanding equity securities, either directly or indirectly, (provided there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (B) in the case of partnerships, serves as a general partner, (C) in the case of a limited liability company, serves as a managing member, or (D) otherwise has the ability to elect a majority of the directors, trustees, managing members or others thereof.

(gg)	“Subsidiary Guaranty” means, collectively, one or more subsidiary guaranties executed by the Mississippi Powered Land Owner and each other Subsidiary of the Issuer that is a Grantor in favor of Holder.

(hh)	“Termination of Trading” shall be deemed to occur if (i) the Class A Common Stock (or other common equity into which the Note is then convertible) ceases to be listed for trading on Nasdaq, the New York Stock Exchange, NYSE American or any other national securities exchange that is an “Eligible Exchange” (each, as such term is defined in SEC Rule 100 of Regulation NMS under the Exchange Act), or any of their respective successors, (ii) the trading of the Class A Common Stock on any such exchange is suspended for a period of five (5) consecutive Trading Days, or (iii) the Issuer receives written notice from any such exchange that the Class A Common Stock will be delisted and such delisting is not cured within ten (10) Trading Days after receipt of such notice (or such longer period as may be provided by the applicable exchange’s rules for curing such deficiency).

(ii)	“Trading Day” means, with respect to the Class A Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which The Nasdaq Stock Market (or such other principal market on which the Class A Common Stock is then listed) is not open for trading.

(jj)	“VWAP” means, for any Trading Day, the per share volume-weighted average price of the Class A Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GREE <equity> AQR” (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Class A Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm selected by the Issuer).

27.	RANKING. All obligations evidenced by this Note shall rank pari passu in right of payment with all existing and future senior indebtedness of the Issuer. For the avoidance of doubt, nothing herein shall be deemed to limit the Issuer’s ability to incur future Indebtedness permitted under Section 15, including Indebtedness ranking pari passu with this Note in right of payment. Notwithstanding the foregoing, the Holder's first-priority security interest in the Collateral shall not be impaired by the pari passu ranking with respect to right of payment set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the Issuance Date set forth above.

GREENIDGE GENERATION HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Senior Secured Convertible Promissory Note]